Exhibit 99.02

News Release

FOR IMMEDIATE RELEASE:

Contacts:	Valerie Haertel (Investor Relations)	John Meyers (Media)
	(212) 969-6414	(212) 969-2301
	investor_relations@acml.com	john_meyers@acml.com

Alliance Capital Management Holding L.P. Announces Fourth Quarter Diluted Net Income of $1.02 per Unit and Declares a $1.02 per Unit Cash Distribution

Alliance Capital to be Renamed AllianceBernstein Effective Late February

New York, NY, January 25, 2006 - Alliance Capital Management Holding L.P. (“Alliance Holding”) (NYSE: AC) and Alliance Capital Management L.P. (“Alliance Capital”) today reported financial and operating results for the quarter and year ended December 31, 2005.

Alliance Holding (The Publicly Traded Partnership):

•                  Diluted net income per unit for the quarter ended December 31, 2005 was $1.02, an increase of 27.5% as compared to $0.80 for the same period in 2004.

•                  Distribution per unit for the fourth quarter of 2005 was $1.02, an increase of 24.4% as compared to $0.82 for the same period in 2004.  The distribution is payable on February 16, 2006 to holders of Alliance Holding Units at the close of business on February 6, 2006.

Alliance Capital (The Operating Partnership):

•                  Assets Under Management (AUM) at December 31, 2005 were $579 billion, a 7.4% increase over a year ago, due to equity market appreciation and net inflows across all distribution channels.  Adjusted for the disposition of the firm’s Cash Management Services (CMS) assets in June 2005, its India Mutual Funds assets in September 2005 and assets in its joint venture interest in South Africa in December 2005, assets under management rose by 13.8%.

•                  Average AUM were $563 billion for the quarter ended December 31, 2005, an increase of 10.4% over the same quarter a year ago, or up 17.2% adjusting for the effects of dispositions.

•                  Net long-term inflows for the three months ended December 31, 2005 were $10.9 billion, consisting of Institutional net inflows of approximately $9.1 billion, Retail net inflows of $1.0 billion and Private Client net inflows of $0.8 billion.  Institutional AUM were reduced by $1.4 billion relating to the disposition of the firm’s South African joint venture interest.

•                  Net long-term inflows for the twelve months ended December 31, 2005, were $27.5 billion, consisting of Institutional net inflows of $19.7 billion, Private Client net inflows of $6.7 billion and Retail net inflows of $1.1 billion.  AUM were reduced by $30.4 billion as a result of the aforementioned dispositions.

“Fourth quarter and full year investment returns for our clients were excellent. Almost all of our key equity services delivered strong absolute and relative returns, with particularly impressive performance in growth and style blend services. Although conditions in the fixed income markets offered less opportunity, here too, most of our services outperformed their benchmarks in the quarter and for the year,” said Lew Sanders, chairman and chief executive officer of Alliance Capital.

“Organic growth remained robust, primarily on the continuing strength of global and international services. Growth and value equities experienced steady net inflows while fixed income services grew at a more moderate rate. Style blend services continued to grow rapidly.

“Net positive flows were achieved in all client groups in the fourth quarter, with the strongest growth in the institutional channel.  Net flows in the retail sector continued to benefit from rapid growth outside the U.S.  Somewhat slower organic growth in the Private Client channel in the fourth quarter is believed to reflect seasonal factors.

“The fourth quarter was challenging for our institutional research services unit as the mix of business shifted more rapidly than expected to our algorithmic and electronic trading services, which have lower revenue yields. Despite this trend, year-over-year revenue growth of 5.8% was achieved, owing to continued gains in market share as measured on a unit volume basis.

“As previously reported, financial results for the fourth quarter were much better than expectations.  Strong investment performance resulted in higher than expected base advisory fee revenues and a $0.26 per unit contribution to earnings from performance-based fees. The quarter also included a gain of approximately $0.02 per unit from the disposition of our South African joint venture interest.

“As always, achieving investment-return targets for clients remains our primary focus, as we believe it is the route to improved earnings and increased unitholder value. Results in 2005 were in keeping with these objectives,” Mr. Sanders concluded.

Name of Firm to Change

Alliance Capital also said today that Alliance Capital Management Holding L.P. and Alliance Capital Management L.P. will change their names to AllianceBernstein Holding L.P. and AllianceBernstein L.P., respectively, effective late February, 2006.  Alliance Capital said that its new name better describes the character of its business and the shared mission, values, dedication to research and client focus of all of its employees.

SUMMARY FINANCIAL RESULTS OF ALLIANCE CAPITAL MANAGEMENT L.P.

($ millions)

	Three Months Ended		%
	12/31/05	12/31/04	Change(1)

Revenues	$921	$833	10.6

Expenses	609	593	2.9

Income Before Income Taxes	312	240	29.7

Income Taxes	22	12	79.5

Net Income	$290	$228	27.0

Pre-tax Margin (2)	33.8%	28.9%

(1) Percentages are calculated using revenues and expenses rounded to the nearest thousand.

(2) Pre-tax income as a percentage of total revenues, rounded to the nearest thousand.

•                  Revenues for the fourth quarter increased 10.6% to $921 million from $833 million in the fourth quarter of 2004, primarily due to higher base advisory fees from higher AUM, higher performance fees, higher revenue from Institutional Research Services and a gain from the sale of our South African joint venture interest, offset partially by lower Private Client transaction revenues from a change in fee structure and lower distribution fee revenues from the disposition of CMS assets.

•                  Expenses increased 2.9% to $609 million from $593 million, the result of higher incentive compensation and higher commissions, offset partially by lower distribution plan payments due to the CMS disposition and a decrease in amortization of deferred sales commissions related to B shares.

CONFERENCE CALL INFORMATION RELATING TO FOURTH QUARTER 2005 RESULTS

Alliance Capital’s management will review fourth quarter 2005 financial and operating results on Wednesday, January 25, 2006, during a conference call at 5:30 p.m. (New York Time), following the release of its financial results after the close of the New York Stock Exchange.  The conference call will be hosted by Chairman and Chief Executive Officer, Lewis A. Sanders and President and Chief Operating Officer, Gerald M. Lieberman.

Parties interested in listening to the conference call may access it by either telephone or webcast.

1.               To listen by telephone, please dial 877-234-1973 in the U.S. or 973-582-2700 outside the U.S., ten minutes before the 5:30 p.m. (New York Time) scheduled start time.  The conference ID# is 6903755.

2.               To listen by webcast, please visit Alliance Capital’s Investor Relations website at http://ir.alliancecapital.com at least fifteen minutes prior to the call to download and install any necessary audio software.

The presentation slides that will be reviewed during the conference call are expected to be available on Alliance Capital’s website at the above web address immediately after the release of its results on January 25, 2006.

A replay of the conference call will be made available for one week beginning at 7:30 p.m. (New York Time) on January 25, 2006. In the U.S., please call 877-519-4471 or, outside the U.S., call 973-341-3080, and provide the conference ID# 6903755.  The replay will also be available via webcast on Alliance Capital’s website for one week.

ABOUT ALLIANCE CAPITAL

Alliance Capital is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios.  Through its subsidiary, Sanford C. Bernstein & Co., LLC, Alliance Capital provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

At December 31, 2005, Alliance Holding owned approximately 32.2% of the issued and outstanding Alliance Capital Units. AXA Financial was the beneficial owner of approximately 60.7% of the Alliance Capital Units at December 31, 2005 (including those held indirectly through its ownership of approximately 1.8% of the issued and outstanding Alliance Holding Units) which, including the general partnership interests in Alliance Capital and Alliance Holding, represent an approximate 61.1% economic interest in Alliance Capital.  AXA Financial is a wholly-owned subsidiary of AXA, one of the largest global financial services organizations.  Additional information may be found at www.alliancecapital.com.

FORWARD-LOOKING STATEMENTS

Certain statements we make in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied thereby.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance we achieve for our clients, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates.  We caution readers to carefully consider our forward-looking statements in light of these factors.  Further, these forward-looking statements speak only as of today; we undertake no obligation to update any forward-looking statements to reflect subsequent events or circumstances.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” in Item 1 of Form 10-K for the year ended December 31, 2004. Any or all of the forward-looking statements that we make in Form 10-K, this news release, or any other public statements we issue may turn out to be wrong.  Please remember that factors other than those listed in “Risk Factors” could also adversely affect our business, operating results, or financial condition.

ALLIANCE CAPITAL MANAGEMENT L.P.

(THE OPERATING PARTNERSHIP)

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/05	12/31/04	12/31/05	12/31/04
Revenues:
Investment Advisory & Services Fees	$671,329	$592,488	$2,290,867	$2,113,351
Distribution Revenues	97,066	110,372	397,800	447,283
Institutional Research Services	83,546	78,982	321,281	303,609
Shareholder Servicing Fees	24,120	26,141	99,358	115,979
Other Revenues, Net	44,753	24,550	141,374	75,211
	920,814	832,533	3,250,680	3,055,433

Expenses:
Employee Compensation & Benefits	341, 183	287,327	1,263,456	1,085,163
Promotion & Servicing:
Distribution Plan Payments	67,009	93,851	291,953	374,184
Amortization of Deferred Sales Commissions	28,836	38,881	131,979	177,356
Other	51,359	47,683	198,004	202,327
General & Administrative	109,451	114,245	386,590	426,389
Interest	6,249	5,094	25,109	24,232
Amortization of Intangible Assets	5,175	5,175	20,700	20,700
	609,262	592,256	2,317,791	2,310,351

Income Before Income Taxes	311,552	240,277	932,889	745,082

Income Taxes	21,666	12,072	64,571	39,932

NET INCOME	$289,886	$228,205	$868,318	$705,150

Pre-tax Margin	33.8%	28.9%	28.7%	24.4%

ALLIANCE CAPITAL MANAGEMENT HOLDING L.P.

(THE PUBLICLY TRADED PARTNERSHIP)

SUMMARY STATEMENTS OF INCOME

(unaudited, in thousands except per Unit amounts)

	Three Months Ended		Twelve Months Ended
	12/31/05	12/31/04	12/31/05	12/31/04

Equity in Earnings of Operating Partnership	$92,143	$71,509	$275,054	$219,971

Income Taxes	7,607	6,834	26,990	24,798

NET INCOME	84,536	64,675	248,064	195,173

Additional Equity in Earnings of Operating Partnership (1)	1,292	910	3,326	2,662

NET INCOME – Diluted (2)	$85,828	$65,585	$251,390	$197,835

DILUTED NET INCOME PER UNIT	$1.02	$0.80	$3.02	$2.43

DISTRIBUTION PER UNIT	$1.02	$0.82	$3.00	$2.01

(1)                                  To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

(2)                                  For calculation of Diluted Net Income per Unit.

ALLIANCE CAPITAL AND ALLIANCE HOLDING

UNITS AND WEIGHTED AVERAGE UNITS OUTSTANDING

DECEMBER 31, 2005

		Weighted Average Units
	Period End	Three Months		Twelve Months
	Units	Basic	Diluted	Basic	Diluted
Alliance Capital	255,624,870	255,393,552	257,253,073	254,883,170	256,597,104

Alliance Holding	82,231,027	81,999,709	83,859,230	81,489,327	83,203,261

ALLIANCE CAPITAL MANAGEMENT L.P.

ASSETS UNDER MANAGEMENT

THREE MONTHS ENDED DECEMBER 31, 2005

($ millions)

	Institutional
	Investment	Retail	Private Client	Total

Beginning of Period	$342,180	$140,410	$72,876	$555,466
Long-Term Flows
Sales/New accounts	11,600	8,169	2,476	22,245
Redemptions/Terminations	(3,020)	(6,562)	(757)	(10,339)
Cash flow	482	(275)	(740)	(533)
Unreinvested dividends	—	(306)	(144)	(450)
Net Long-Term Inflows	9,062	1,026	835	10,923
Dispositions (1)	(1,375)	—	—	(1,375)
Transfers	570	—	(570)	—
Market Appreciation	8,108	3,698	1,732	13,538
End of Period	$358,545	$145,134	$74,873	$578,552

(1)  South African joint venture interest

ALLIANCE CAPITAL MANAGEMENT L.P.

ASSETS UNDER MANAGEMENT

TWELVE MONTHS ENDED DECEMBER 31, 2005

($ millions)

	Institutional
	Investment	Retail	Private Client	Total
Beginning of Period	$311,258	$163,552	$63,954	$538,764
Long-Term Flows
Sales/New accounts	39,534	30,373	10,761	80,668
Redemptions/Terminations	(19,224)	(27,531)	(2,750)	(49,505)
Cash flow	(579)	(859)	(999)	(2,437)
Unreinvested dividends	(1)	(895)	(329)	(1,225)
Net Long-Term Inflows	19,730	1,088	6,683	27,501
Dispositions (1)	(1,375)	(28,670)	(354)	(30,399)
Transfers	570	—	(570)	—
Market Appreciation	28,362	9,164	5,160	42,686
End of Period	$358,545	$145,134	$74,873	$578,552

(1)  CMS, South African joint venture interest and Indian mutual funds

ALLIANCE CAPITAL MANAGEMENT L.P.

ASSETS UNDER MANAGEMENT

($ millions)

	Three Month Periods		Twelve Month Periods
	12/31/05	12/31/04	12/31/05	12/31/04

Ending Assets Under Management	$578,552	$538,764	$578,552	$538,764

Average Assets Under Management	$563,024	$509,770	$541,159	$489,644

ALLIANCE CAPITAL MANAGEMENT L.P.

ASSETS UNDER MANAGEMENT

BY INVESTMENT ORIENTATION

AT DECEMBER 31, 2005

($ millions)

	Institutional Investment	Retail	Private Client	Total
Equity:
Growth
U.S.	$39,721	$31,193	$9,986	$80,900
Global & International	39,327	19,523	6,390	65,240
	79,048	50,716	16,376	146,140
Value
U.S.	50,556	32,625	23,725	106,906
Global & International	101,791	16,575	12,959	131,325
	152,347	49,200	36,684	238,231

Total Equity	231,395	99,916	53,060	384,371

Fixed Income:
U.S.	74,964	12,053	21,471	108,488
Global & International	27,709	27,648	241	55,598
	102,673	39,701	21,712	164,086
Index/Structured:
U.S.	20,908	4,230	101	25,239
Global & International	3,569	1,287	—	4,856
	24,477	5,517	101	30,095
Total:
U.S.	186,149	80,101	55,283	321,533
Global & International	172,396	65,033	19,590	257,019
	$358,545	$145,134	$74,873	$578,552

ALLIANCE CAPITAL MANAGEMENT L.P.

ASSETS UNDER MANAGEMENT

BY CLIENT DOMICILE

AT DECEMBER 31, 2005

($ millions)

	Institutional Investment	Retail	Private Client	Total

U.S. Clients	$221,124	$106,260	$72,873	$400,257
Non-U.S. Clients	137,421	38,874	2,000	178,295
	$358,545	$145,134	$74,873	$578,552